UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2010

RENHUANG PHARMACEUTICALS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	0-24512	88-1273503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 281, Taiping Road, Taiping District
Harbin, Heilongjiang Province, 150050
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  86-451-5762-0378

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  ELECTION OF DIRECTORS.

(d)           On April 20, 2010, Renhuang Pharmaceuticals, Inc. (the “Company”) appointed Mr. Changxiong Sun, age 65, as a member of the Board of Directors of the Company.  Mr. Sun will serve as an independent director and the Chairman of the Nominations Committtee of the Board of Directors.  Since 2005 Mr. Sun has served as a Professor and Doctoral Tutor at the Management College of Harbin Institute of Technology. Since 2005 Mr. Sun has served as the Executive Director of the Overseas Development and Layout Association of China Industry.  Since 2005 Mr. Sun has served as the Director of the Heilongjiang Dongbeiya Economy and Technology Committee.  From 2004 to 2005, Mr. Sun served as the Vice Secretary General of the Harbin Municipal Government Committee.  From 1999 to 2004, Mr. Sun served as the Director of the Harbin Finance Management Department.  Mr. Sun has a degree in Management Science and Engineering from the Harbin Institute of Technology.

The Company has agreed to pay Mr. Sun an annual fee of RMB 36,000, payable on a monthly basis, for his service on the Board of Directors and as the Chairman of the Nominations Committee of the Board of Directors.

On April 20, 2010, Renhuang Pharmaceuticals, Inc. (the “Company”) appointed Mr. Bingchun Wu, age 73, as a member of the Board of Directors of the Company.  Mr. Wu will serve as an independent director and the Chairman of the Compensation Committtee of the Board of Directors.  Since 2006 Mr. Wu has served as the Team Leader of the Chinese Medicine Research Group at the Heilongjiang Province Chinese Medicine Research Institute.  From 2006 to 2007, Mr. Wu served as the Chief Expert of the Chinese Medicine Group of the Innovation System of Heilongjiang Province Science and Technology Department.  From 2004 to 2006, Mr. Wu served as the Director of the Chinese Pharmacology Research Office and the Head of Chinese Medicine Resaerch at the Heilongjiang Province Science and Technology Department.  Mr. Wu has a degree in Pharmaceutical Science from Shenyang Medicine University and a bachelor degree in Financial Management from Harbin University of Commerce.

The Company has agreed to pay Mr. Wu an annual fee of RMB 36,000, payable on a monthly basis, for his service on the Board of Directors and as the Chairman of the Compensation Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RENHUANG PHARMACEUTICALS, INC.

Date: April 20, 2010	By:	/s/ Shaoming Li
Shaoming Li
Chief Executive Officer